UFOR IMMEDIATE RELEASE

Investor and Media Contact:

John Bluth

Senior Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

CV THERAPEUTICS ANNOUNCES FIVE ABSTRACTS ACCEPTED FOR PRESENTATION AT ANNUAL SCIENTIFIC SESSIONS OF

HEART RHYTHM SOCIETY

PALO ALTO, Calif., May 3, 2007 - CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that five abstracts on preclinical studies of ranolazine have been accepted for presentation at the annual scientific sessions of the Heart Rhythm Society, taking place in Denver, CO from May 9-12, 2007. These abstracts are:

Ranolazine Prevents Clofilium- induced Torsade de Pointes in Rabbits. Featured Poster; Abstract # 4422; Wednesday, May 9, 5:45 p.m. - 7:00 p.m. MT.

Antiarrhythmic Effects of Ranolazine in Canine Pulmonary Vein Sleeves. Poster, Abstract # 5146; Thursday, May 10, 9:30 a.m. - 10:30 a.m. MT.

Preferential Block of Late Sodium Current by Ranolazine. Poster, Abstract # 4318; Thursday, May 10, 9:30 a.m. - 10:30 a.m. MT.

Ranolazine and Propafenone Both Suppress Atrial Fibrillation but Ranolazine unlike Propafenone Does it Without Prominent Effects on Ventricular Myocardium. Poster; Abstract # 5942; Thursday, May 10, 9:30 a.m. - 10:30 a.m. MT.

Sodium Channels of Canine Atrial and Ventricular Cells Differ with Respect to Voltage Dependence of Inactivation. Poster; Abstract # 5956; Thursday, May 10, 9:30 a.m. - 10:30 a.m. MT.

Additional information regarding the Heart Rhythm 2007 Scientific Sessions can be accessed at http://www.heartrhythm2007.org.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for asthma and other conditions. These product candidates have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; the conduct and timing of clinical trials; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the quarter ended December 31, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.